Exhibit 14.1

CODE OF CONDUCT AND ETHICS

TO ALL MARKWEST EMPLOYEES: officers and directors must be vigilant to enable us to maintain our reputation as a company operating under the highest ethical standards. Previously and for many years, we have published our Core Principles and some employee conduct guidelines in our employee handbook. These two publications outlined the conduct expected of all of our MarkWest associates. However, many relevant areas of conduct were not previously covered and did not extend to the directors of MarkWest. To that end, we adopted a Code of Conduct and Ethics in 2003 and updated it 2008, to reinforce our continuing commitment to the maintenance of the highest standards of honesty, integrity and trustworthiness. The Code is broadly stated and is not intended to be a complete set of instructions for behavior in every conceivable situation. Instead, it is intended to provide a framework to guide each employee, officer and director in exercising his or her good judgment in all matters relating to the conduct of our business. In order to continue to build the right type of core principles, values and culture within MarkWest, it is essential that we all take the time to read and consider the Code carefully. Each of us will then sign the attached statement confirming that we have read the Code and intend to comport ourselves accordingly. Frank M. Semple President and Chief Executive Officer 2 MarkWest Energy Partners, L.P., since its inception in 2002, has experienced rapid growth in its asset base and geographical scope, as well as in the size of its capital programs, revenues and distributions. With your help, we plan to continue to expand our business, both internally and through strategic acquisitions. As we work hard to meet our corporate goals and objectives, and as new employees continue to join us, it is important for us to revisit some of the cornerstones of our business. The success of our business depends on our reputation. Our reputation, in turn, depends on our ability to operate in accordance with principles of honesty, integrity and trustworthiness—principles that must be upheld daily. Each of our employees,

 INTRODUCTION 4 Overview 4 MarkWest Core Principles 4 Asking Questions and Voicing Concerns 5 Duty to Report a Concern 6 Retaliation 10 Failure to Comply with the Code 10 COMPLIANCE WITH LAWS, RULES AND REGULATIONS 11 Legal and Regulatory Matters 12 Health, Safety and Environmental Protection 13 Investments and Insider Trading Compliance 14 Political Processes and Government Relations 16 Disclosure Policy 16 CONFLICTS OF INTEREST 17 Gifts and Entertainment 19 Doing Business with MarkWest 20 Employment Outside of MarkWest 21 Outside Business Activities 25 COMPETITION AND FAIR DEALING 22 CONFIDENTIALITY 23 DISCRIMINATION AND HARASSMENT 25 Harassment (Verbal or Physical) 25 Sexual Harassment 26 Discrimination/Harassment Complaint Procedure 26 PROTECTION AND PROPER USE OF COMPANY ASSETS 28 Systems Communications 28 Maintain Complete and Accurate Accounting Records 29 Record Retention 31 Comply with Corporate Policies 31 YOUR ULTIMATE DUTY TO MARKWEST 32 SPECIAL NOTICE FOR SENIOR FINANCIAL OFFICERS 33 ADMINISTRATION 34 Board of Directors 34 Officers and Managers 34 CERTIFICATION 35 3

Overview 4 This Code of Conduct and Ethics (the “Code”) sets forth standards of conduct for all representatives of MarkWest Energy Partners, L.P. (the “Partnership”) and its subsidiary companies and affiliates, including the directors and officers of the Partnership’s general partner, MarkWest Energy GP, L.L.C., and all the employees and agents of MarkWest Hydrocarbon, Inc. who is the Partnership’s service provider and who is the employer of all MarkWest employees. MarkWest’s reputation rests on our ability to act with honesty, integrity and trustworthiness. To that end, we have adopted and communicated our Code of Conduct & Ethics as the cornerstone of our business. The Code provides information and guidance about our standards of integrity and explains certain legal and ethical responsibilities. It does not address every specific situation or set forth a rule that will answer every question. Rather, it is intended to provide guidance on our responsibilities and assist employees, officers and directors in making the right decision. The Code is part of MarkWest’s Employee Handbook. Each of us is responsible for complying—and encouraging others to comply—with the Code. Employees are also asked to ensure that any third party retained on behalf of MarkWest is made aware of the existence and importance of the Code. Please read the Code carefully. You will be asked to acknowledge that you have read it and that you agree to abide by its terms. MarkWest Core Principles The following Core Principles were enacted before written Codes of Conduct were required or common in public companies. These Core Principles should still guide and direct our behavior as they reflect the values upon which the Partnership was founded. More than just a reflection of our corporate history, the Core Principles serve as a starting point for our current Code of Conduct.

Introduction 5 MARKWEST CORE PRINCIPLES MarkWest will help make the earth a better place by being a leading supplier of environmentally cleaner fuels and by using environmentally cleaner processes in all that we do. MarkWest believes every employee is important to the company and its success. Therefore, employee participation will play an essential role in management, which will provide an environment built on safety, trust and teamwork. MarkWest will share its success with all people in the company. MarkWest is customer-driven – we will seek true understanding of our customers’ needs (upstream, downstream and internal), and we will strive to provide solutions exceeding their expectations. MarkWest will aim for innovative concepts in all that we do, and the company will support and encourage the search for innovation at all levels. Creation of substantially new value will be the primary criteria for any new endeavor. MarkWest seeks a fair profit and will maintain a strong balance sheet and lean expense controls through continuous process involvement. Asking Questions and Voicing Concerns This Code provides an overview of the legal and ethical responsibilities that we all share. The Code is intended to guide you in making the right choice. If the Code is unclear to you, or if you have any questions that are not addressed, please bring them to MarkWest’s attention. If you are aware of a situation in which you believe our legal or ethical responsibilities are being violated or if you feel that you are being pressured to violate the law or our ethical responsibilities, it is your personal responsibility to communicate this concern to MarkWest.

6 We want you to know that you will not be disciplined, lose your job, or be retaliated against in any other way for asking questions or voicing concerns about our legal or ethical obligations, as long as you are acting in good faith. “Good faith” does not mean that you have to be right—but it does mean that you believe that you are providing truthful information. There are a number of people you can go to with questions or to voice your concerns, including your direct manager or supervisor, or another member of MarkWest’s management. Any of these people may have the information you need or, if not, will be able to refer your question to another appropriate source. Introduction Duty to Report a Concern If you have a concern, or if you discover a violation or potential violation of the law, MarkWest policies, or this Code, you have a duty to report it immediately to your immediate supervisor. If you are uncomfortable talking with your immediate supervisor, you may also contact your department or division head, any MarkWest manager or officer with whom you feel comfortable, the MarkWest Law Department, Human Resources Department, Internal Audit Department, or MarkWest’s Ethics Hotline at 866-384-4277, or its web-based reporting service, EthicsPoint, at www.ethicspoint.com, both of which are operated by a third-party service and monitored and available 24 hours a day, seven days a week.

7 When you call the MarkWest Ethics Hotline or use the EthicsPoint website, this is what you can expect: Your report may be made anonymously. Your report will be taken seriously. Your report will be forwarded to the general counsel, vice president of Internal Audit and to the chairman of the MarkWest’s Audit Committee for follow-up. Your report will be addressed by the general counsel or members of the Law Department, Human Resources, Internal Audit or other departments or management that the general counsel may appoint to investigate complaints or concerns. Each report will be carefully evaluated before it is referred for investigation or resolution. Your complaint or concern will be handled promptly, discreetly, and professionally. Discussions and inquiries will be kept in confidence to the extent appropriate or permitted by law. If you wish, you can obtain certain follow-up information about how MarkWest addressed your complaint or concern. Introduction

8 When reporting a concern, please supply as complete information as possible so that the matter may be investigated properly. Any information you supply will be handled confidentially. As the ultimate objective of any investigation is to uncover the truth, any employee who is found to have lied during an internal investigation will be subject to appropriate discipline, which could include immediate termination without compensation for that act of dishonesty. Full cooperation is expected both from anybody who is suspected or accused of improper conduct and from anybody who makes accusations against somebody else. MarkWest prohibits retaliation for reporting your concerns in good faith. Introduction We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations you may not have all relevant information and it may be difficult to discern right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind: Make sure you have all the facts. In order to reach the right solutions, MarkWest must be as informed as possible. Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? Use your judgment and common sense; if something seems unethical or improper, you need to report it so that it can be addressed. Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

9 Discuss the concern with your supervisor or other MarkWest manager. This is the basic guidance for all situations. In many cases, your supervisor will have additional facts or information that may be vital to evaluating the situation. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with someone else in management, the HR Department, the Law Department, Internal Audit, or use the MarkWest hotline or EthicsPoint website. You may report concerns in confidence without fear of retaliation. MarkWest prohibits retaliation against those who, in good faith, report ethical violations. If the circumstance dictates, your anonymity will be protected to the maximum extent consistent with MarkWest’s legal obligations. Ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act. Introduction

Introduction

Retaliation

MarkWest is committed to providing a workplace conducive to open discussion of its business practices. It is our policy to comply with all applicable laws that protect employees against unlawful discrimination or retaliation by their employer as a result of their lawfully reporting information regarding, or their participation in, investigations involving fraud or other wrongdoing by MarkWest or its employees or business partners. All MarkWest employees are encouraged to report either orally or in writing all evidence of activity by a MarkWest employee or business partner that may constitute:

- Instances of fraud
- Unethical business conduct
- Questionable accounting, internal controls and auditing matters
- A violation of law, or company policy or this Code
- Retaliation for reporting any violation, or
- Substantial and specific danger to the employee's or public's health or safety

MarkWest will not retaliate against anyone who, in good faith, notifies us of any of these matters, nor will we tolerate any harassment or intimidation of any employee who reports any such matter. Any person reporting a violation under this Code must be able to choose whichever method he or she is most comfortable with to communicate his/her concern to MarkWest management.

MarkWest will endeavor to maintain the confidentiality and anonymity of any submission if also desired by the reporting person. However, in order to conduct an effective investigation, or to comply with law, MarkWest may not be able to maintain confidentiality and anonymity with respect to the matter.

Employees who do not comply with the Code will be subject to disciplinary action which may include termination. MarkWest may also be required to report certain matters to regulators or to appropriate government authorities for criminal or civil prosecution.

MARKWEST ENERGY PARTNERS, L.P. 10

11 Our operations are conducted in many different states. This Code, which is founded on the highest ethical standards, is to be followed universally by all our employees wherever located. Although laws may and do differ from state to state, matters of our basic business integrity transcend state borders. Pertinent laws of every jurisdiction in which MarkWest operates must be followed in all material respects. Each employee is charged with the responsibility of acquiring sufficient knowledge of the laws relating to his or her particular duties in order to recognize potential dangers and to know when to seek legal advice. This should be obtained through MarkWest’s Law Department. With regard to the law, here are some key areas that apply to all employees: Legal and Regulatory Matters Health, Safety, and Environmental Protection Investments and Insider Trading Compliance Disclosure Policy Political Processes and Government Relations

12 First and foremost, our policy is to behave in an ethical manner and, subject to following certain legal advice and positions in contested cases, and it is our goal and intention to comply in all material respects with all valid laws, rules and government regulations that are applicable to our business. Because we cannot anticipate every possible situation or cover every topic in detail, it is your responsibility to either understand applicable laws or seek legal advice in order to follow valid laws and conduct yourself in an ethical manner consistent with certain MarkWest legal positions. Where the law does not govern a situation or where the law is unclear or conflicting, you should discuss the situation with your supervisor and seek advice from the Law Department. In furtherance of this guidance and subject to following certain legal advice and positions in contested cases, no director, officer, executive or manager of MarkWest has authority to violate any valid law or to direct another employee or any other person to violate any such law on behalf of MarkWest. We wish to make it very clear that unlawful conduct will not be tolerated by MarkWest. It is your responsibility to report any violations of the law to appropriate personnel. You may report such violations by following the procedures under the “Duty to Report a Concern” section of this Code. In acting to ensure that you and MarkWest are in compliance with legal and regulatory matters, your actions should endeavor to comply with both the spirit, as well as with the letter, of the law. Compliance with Laws, Rules, and Regulations Legal and Regulatory Matters

13 MarkWest’s policy is to manage all operations in a manner that protects the environment and the health and safety of employees, customers, contractors and the public. We rely on each employee to support and actively participate in the MarkWest environmental, health and safety programs. We strive to provide a safe working environment for all MarkWest employees and to impress upon all employees and contractors that safety and accident prevention are of the highest priority and are essential parts of everyone’s job. Everyone, regardless of their position, is responsible to assure that safety is incorporated in all things they do. You may not be under the influence of alcohol or illegal drugs on MarkWest’s property. This includes reporting to work while under the influence of alcohol or illegal drugs. Employees are to comply with the Alcohol Misuse Prevention Plan & Anti-Drug Plan, which can be found on the MarkWest Employee SharePoint site. Compliance with Laws, Rules, and Regulations Health, Safety, and Environmental Protection We also value our natural resources and have a commitment to protect the environment. Employees and contractors are all responsible to do their part in protection of the environment. Environmental considerations shall be given high priority in planning, constructing, and operating facilities as well as evaluation of new business opportunities. It is one of MarkWest’s core principles to help make the world a better place by being a leading supplier of environmentally cleaner fuels and by using environmentally cleaner processes in all that we do. We shall recognize and cost-effectively manage environmental activities in a manner that protects both the environment and our economic future.

14 Regarding MarkWest and Its Securities You may, in the course of performing your duties, learn information about MarkWest or others that is not generally available to the public. We all have a responsibility to keep such information confidential until it is officially made public. If the non-public information a person possesses is “material,” the disclosure of that information in connection with security trading or the possession of it while making investment decisions can result in a violation of the federal securities “insider trading” laws. Such insider trading is not only illegal but also unethical, and you should not trade in any MarkWest units or other securities on the basis of such “material, non-public” information, including information you may learn about MarkWest, a client, a prospective client or any other company with which MarkWest does or might do business. It is also illegal to advise others to trade based on confidential information. Information is “material,” and “non-public” if it has not been made available to the public and might be considered important to an investor when deciding to buy, sell, or hold securities. After material information has been made available to the public, a general rule is to refrain from buying or selling based on that information until two trading days have passed. Compliance with Laws, Rules, and Regulations Investments and Insider Trading Compliance

 Insider Trading and Investments in Clients and Prospective Clients At MarkWest, we recognize and respect the right of employees, officers and directors to engage in financial and business activities outside of our jobs. However, these activities must be lawful and must not conflict or even appear to conflict with the interests of MarkWest. Due to the nature of our business, investments in our clients or prospective clients could pose problems for us. As a result, we have adopted the following policy relating to investments and insider trading. Each employee is charged with understanding and complying with it. The following discussion lays out the policy. Investments in a client or prospective client can raise important compliance issues relating to insider trading, conflicts of interest and misuse of confidential information. The standards discussed here apply to any financial or ownership interest in any client as well as prospective clients and competitors of MarkWest. The following sets forth MarkWest’s policy in detail: You must keep all client and prospective client business matters strictly confidential. You may not accept an offer to participate in an IPO, “directed share offer,” or a so-called “friends and family” program in a company when the offer to participate in such a program arises because of your job with MarkWest. Such an offer generally is regarded as an improper “gift” raising issues of conflicts of interest and favoritism. Such an offer must be declined. This prohibition also applies to your dependents and those living in your household, even if not related. Investments in mutual funds or similar investment vehicles in which you do not directly influence the selection, sale, or purchase of a particular stock or security are permissible. For investments in a particular stock or security, ownership of less than one percent of a company whose securities are traded on a national securities exchange or The NASDAQ Stock Market is generally acceptable. Compliance with the Insider Trading Policy Executive officers, directors, and certain other employees will be asked to review and sign a separate Securities and Insider Trading Policy for Directors, Officer and Insiders adopted by the Board of Directors of MarkWest Energy GP, L.L.C. 15 Compliance with Laws, Rules, and Regulations

16 None of MarkWest’s funds or assets may be contributed to any political candidate or political party, unless such contribution is expressly permitted by law and is approved by the chief executive officer and general counsel. This prohibition relates only to the use of our funds or assets. It is not intended to discourage employees from making personal contributions to political candidates or parties of their choice through lawful channels. Employees must not, however, be reimbursed by MarkWest in any way, directly or indirectly, for such personal contributions. Compliance with Laws, Rules, and Regulations All disclosure in reports and public documents that MarkWest files with the Securities and Exchange Commission (SEC) and in other public communications made by MarkWest shall be full, fair, accurate, timely and understandable. Members of MarkWest’s senior management will have the responsibility for preparing SEC filings and other public communications and will ensure that they are fully informed with respect to these matters and that these filings and communications comply with this disclosure policy. In addition, directors and employees of MarkWest have an affirmative obligation to inform senior management if they have knowledge of information which would affect future filings and communications or if they learn that information in a filing or public communication was untrue or misleading at the time the filing or public communication was made. Employees should refer all requests from the media or any other outside entities to his or her respective General Manager or Vice President, or alternatively to the Law Department or Governmental Relations, in addition to Investor Relations at investor.relations@markwest.com. Political Processes and Government Relations Disclosure Policy

17 Conflicts of Interest We are all expected to give our undivided business loyalty to MarkWest when conducting our job-related duties. Accordingly, we must be careful to avoid conflicts of interest. A “conflict of interest” exists: When a person’s private interest interferes or conflicts, or even appears to conflict, in any way with the interests of MarkWest as a whole. When a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. When a director, officer or employee, or members of his or her family, receives improper personal benefits as a result of his or her position with MarkWest. Of special concern: Loans to, or guarantees of obligations of, employees, officers or directors or their family members would constitute a conflict of interest. Conflict issues, however, can generally be resolved by prompt notification. All employees, officers and directors must therefore notify the proper personnel of any actual or potential conflict of interest situation. The employee’s manager, Law Department, Human Resources or the Ethics Hotline at 866-384-4277 can then provide guidance on how best to resolve the conflict. Gifts and Entertainment Business gifts and entertainment are courtesies designed to build goodwill and sound working relationships among business partners. However, MarkWest does not want, nor does it expect, to obtain business through improper means or use improper means to gain any special advantage in the business relationship. Business gifts that compromise one’s ability to make objective and fair business decisions are inappropriate. Similarly, giving or receiving cash, or a cash equivalent such as a gift card, may be inappropriate.

18 These guidelines on “gifts and entertainment” apply to anything given or received as a result of a business relationship for which the recipient does not pay fair market value, including things such as travel, lodging, goods, services, and entertainment. These guidelines apply at all times—they do not change during traditional gift-giving seasons or during a business or other special event. Items of nominal value, such as pens or calendars, are generally acceptable, but acceptance of even such low-value items can be improper if they affect fair business decisions. Solicitation of gifts is never appropriate, even for charitable purposes or company events. We may, from time to time, ask our clients, prospective clients, suppliers, and consultants whether our employees, officers or directors have solicited gifts or entertainment to ensure integrity in our relationships. The difference between appropriate and inappropriate gifts is not always easy to determine. You and your manager should consider the following questions to determine whether a gift is appropriate. Any doubt should be resolved in favor of not giving or receiving the gift. There may be cases where refusal of a gift would cause embarrassment or hurt to the person offering it. In these cases, the best practice generally is to accept the gift on behalf of MarkWest and report it to your manager so management can decide how to handle it. Conflicts of Interest

 Why is the gift being offered? Or, why are you offering the gift? Do you feel any pressure to reciprocate or grant special favors as a result of this gift? Could there be the appearance of such pressure? Could your acceptance of the gift adversely affect your job performance or your judgment on behalf of MarkWest? Could your acceptance give the appearance of adversely affecting your job performance or judgment? Are you certain that the gift does not violate any law or regulation? How would the giving or receiving of this gift appear to other clients, prospective clients or suppliers? Other employees? Your manager? Your family? The media? 19 Conflicts of Interest GIFTS: Questions to Ask Doing Business with MarkWest A conflict of interest could arise if you or your spouse, a relative, or a close personal friend has a personal stake in a client, prospective client or other company that supplies or seeks to supply goods or services to MarkWest, or competes with MarkWest. Accordingly, you should adhere to the following standards in such situations: If you, your spouse, a relative, or a close personal friend is an employee of, or has a significant interest in a business that provides or is seeking to provide goods or services to MarkWest, you must not attempt to use your position with MarkWest to influence the bidding process or negotiation in any way. Similarly, you must not use personal relationships to improperly influence dealings with a client or prospective client. This interest must be reported to MarkWest and the individual must not represent MarkWest in such transactions.

20 If you have a relative or a friend who works for a competitor and your position or his or her position is such that a potential conflict could exist, notify your manager of this situation and discuss the potential problems with him or her so that he or she can provide guidance on how best to resolve the conflict. Depending upon the specific nature of the potential conflict, MarkWest may elect to reassign you to another department or position. Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee, officer or director may compete with MarkWest directly or indirectly. Employees, officers and directors owe a duty to MarkWest to advance its legitimate interests when the opportunity to do so arises. Conflicts of Interest Employment Outside of MarkWest Although employment outside of MarkWest is not necessarily a conflict of interest, depending upon your position with MarkWest and MarkWest’s relationship with the other company, a conflict could arise. Outside employment could also be a conflict of interest if it causes you, or might be perceived by others to cause you, to choose between that interest and the interests of MarkWest. If a situation arises, either through scheduling or other potential conflicts, our undivided business loyalty requires that we resolve the conflict in favor of MarkWest. We generally should not, without appropriate management approval, serve as directors or officers of, or consultants to, any client, organization that supplies goods or services to MarkWest, buys goods or services from MarkWest, or competes with MarkWest. If you believe your position outside MarkWest could present a conflict of interest, discuss the situation with your manager.

Conflicts of Interest

This requires keeping the two activities strictly separated by adhering to the following standards:

- You may not do work relating to other organizations on MarkWest time.
- You may not use MarkWest equipment and supplies or the time of any individual at MarkWest for your outside work.
- You may not promote products or services from an outside business to other MarkWest employees during working hours or on MarkWest property.
- You must not use the fact of your MarkWest employment or your position in MarkWest to promote an outside business.

Outside Business Activities

No employee, officer or director shall participate in any outside employment or fee earning engagements that may embarrass or discredit MarkWest or affect the employee's, officer's or director's own impartiality, objectivity, and efficiency in performing work duties. Employees, officers and directors shall disclose existing or proposed outside employment or fee earning engagements to the appropriate personnel for evaluation to confirm that any such activities are not contrary to the best interests of MarkWest. Examples of activities, which would be unacceptable, include employment or consulting arrangements with firms that have business relationships with MarkWest or outside employment that adversely affects work performance.



MARKWEST ENERGY PARTNERS, L.P. 21

22 Each employee, officer and director should endeavor to deal fairly with MarkWest’s clients, suppliers, competitors and other employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. As such, We will avoid any misstatement of fact or misleading impression in any of our advertising, literature, exhibits or other public statements. All statements made in support of our services must be true and supported by documentation. We will communicate clearly and precisely, either orally or in writing, so that our clients and prospective clients understand the terms of our contracts. We will seek all marketing data properly and legally, and we will not obtain or use any information from any source where there is reason to believe that the release of the information is unauthorized. If in doubt, contact MarkWest’s Law Department. We will make certain that marketing expenditures are necessary, prudent, job-related and consistent with MarkWest’s policies. Our routine business and licensing plans will be conducted so that we compete aggressively, but fairly. We will establish competitive prices for our services.

23 Confidentiality Employees, officers and directors of MarkWest must maintain the confidentiality of information entrusted to them by MarkWest, our clients and prospective clients, except when disclosure is either expressly authorized by MarkWest or required by law. Confidential information includes all non-public information, including information that might be of use to competitors, or harmful to MarkWest or its clients and prospective clients, if disclosed. It also includes information that clients, prospective clients and suppliers have entrusted to us. MarkWest expects that each employee, officer and member of the Board of Directors will preserve all such confidential information even after his or her employment or relationship with MarkWest ends. In some cases, disclosure of any such confidential information, even after termination of employment or other relationship, may result in civil liability to the individual. All employees, officers and directors must, upon termination of employment or relationship with MarkWest, return all confidential information to MarkWest, including originals and copies, whether in electronic or hard copy. You will be asked to sign a statement of confidentiality, and failure to comply with these guidelines will not be tolerated. Some examples of confidential information are: Non-public earnings reports and other financial information; Technical information about current or planned products and/or processes; Trade secrets; Employee salary and benefits data or medical information; Procurement plans, vendor lists or purchase prices; Cost, pricing, marketing or service strategies; Customer and supplier lists; and Information related to business transactions, divestitures, mergers and acquisitions. All employees, officers, and directors of MarkWest should adhere to the rules governing confidentiality.

24 Confidentiality Take all necessary steps to preserve the confidential nature of all confidential information entrusted to you. This includes an obligation to be careful about where and how confidential matters are discussed. Do not disclose confidential information to other MarkWest personnel except on a legitimate “need to know” basis. Do not disclose confidential information to any third party, except where expressly authorized by MarkWest. Do not remove confidential information from MarkWest’s premises, or make copies of any material containing confidential information, except for legitimate company business. Do not use or disclose any confidential information for personal profit, or to the advantage of yourself or any other person. Do not accept confidential information of a third party without the express approval of MarkWest. Obtaining confidential information from a third party without adequate legal safeguards is improper and may expose MarkWest to legal risks. No prospective employee shall be hired in order to obtain the person’s specific knowledge of a former employer’s confidential information, nor shall any new employee be placed in a position that would inevitably require the individual to disclose or use a former employer’s confidential information. We will observe obligations of confidentiality and non-disclosure of trade secrets of others, including clients, prospective clients, vendors and former employers, with the same degree of diligence that employees, officers and directors are expected to use in protecting our own confidential information and trade secrets. Rules Governing Confidentiality

25 Discrimination and Harassment MarkWest is dedicated the principles of equal employment opportunity (EEO) in any term, condition, or privilege of employment. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind, including age, race, sex, color, religion, national origin, disability, or any other status protected by state or local law. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Unlawful harassment includes verbal or physical conduct, which has the purpose or effect of substantially interfering with an individual’s work performance or creating an intimidating, hostile, or offensive work environment. This policy applies to all individuals associated with MarkWest, including managers, supervisors, co-workers, customers, vendors, consultants, etc. It is a policy of MarkWest that all individuals should be able to enjoy a work atmosphere free of all forms of illegal discrimination. The presence or use of offensive statements, gestures, materials or behavior may result in corrective action up to and including termination of employment. Harassment (Verbal or Physical) Harassment is defined as unwelcome or unsolicited verbal, physical or sexual conduct, which (a) is made a condition of employment; (b) is used as a basis of employment decisions; or (c) creates an intimidating, hostile or offensive workplace. Examples of what may be harassment, depending on the situation, include: verbal harassment -- derogatory or vulgar comments regarding a person's race, sex, religion, ethnic heritage, and/or physical appearance, and/or distribution of written or graphic material having such effects; and physical harassment -- hitting, pushing or other aggressive physical conduct, or threats to take such action.

26 MarkWest will not tolerate sexual harassment and inappropriate sexual conduct. Sexual harassment is defined as unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature, when submission to such conduct is made explicitly or implicitly a term or condition of employment; when submission to or rejection of such conduct is used as the basis for decisions affecting an individual's employment; or such conduct has the purpose or effect of substantially interfering with an individual's work performance or creating an intimidating, hostile or offensive work environment. All individuals associated with MarkWest are expected to conduct themselves in a professional and business-like manner at all times. Prohibited conduct includes, but is not limited to, sexually implicit or explicit communications whether in written form, such as cartoons, posters, calendars, notes, letters or e-mail; oral form, such as comments, jokes, foul or obscene language of a sexual nature, gossiping or questions about another's sex life, or repeated unwanted requests for dates; or physical gestures and other nonverbal behavior, such as unwelcome touching, grabbing, fondling, kissing, massaging, and brushing up against another's body. Discrimination and Harassment Sexual Harassment Discrimination/Harassment Complaint Procedure When violations of these policies occur, MarkWest expects individuals to make a timely complaint to enable MarkWest to promptly investigate and correct any behavior that may be in violation of this policy. If you believe there has been a violation, including sexual harassment, please use the following complaint procedure. Report the incident as provided under the Duty to Report a Concern section of this Code and your concern will be promptly investigated and if warranted, appropriate corrective action will be taken. Your complaint will be kept as confidential as practicable

27 If MarkWest determines that an individual's behavior is in violation of this policy, appropriate disciplinary action will be taken against the offending associate, up to and including termination of employment. MarkWest prohibits retaliation for filing a complaint in good faith under this policy or for assisting in a complaint investigation. If you perceive retaliation for making a complaint or your participation in the investigation, please follow the complaint procedure outlined above. The situation will be promptly investigated. Discrimination and Harassment

Protection and Proper Use of Company Assets

MarkWest's property is to be used solely for the benefit of MarkWest. MarkWest property includes tangible property such as funds, premises, equipment and furnishings, as well as proprietary information such as customer lists, non-public financial information, business plans and forecasts, software and ideas for new products and services. The use and transfer of MarkWest property by employees and third parties must be consistent with MarkWest policies. Funds and assets of MarkWest may only be used for legitimate business purposes. Services should be provided and products purchased on the basis of quality, value, price and other tangible criteria. MarkWest funds or assets may never be used for any unlawful purpose.

Systems Communication

We have established policies for the access and use of our electronic and telephonic communication systems. These systems, which include facilities for E-mail, voice mail, fax, internet and intranet access, are provided by MarkWest to assist in the conduct of business. As such, systems hardware and software are MarkWest property. Further, information or data composed, sent, or received using these systems remains the property of MarkWest.

The systems are reserved solely for business purposes. Incidental personal use of telephones, fax machines, copy machines, personal computers, E-mail and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work responsibilities and is not related to an illegal or immoral activity or outside business or does not otherwise violate any of MarkWest's policies. Social networking sites such as Facebook, Twitter, Linked In, etc. may only be used in while at work such that it does not interfere with your performance of job related duties. These sites must not be used to communicate information about MarkWest's information. Take particular care to avoid communicating any confidential information, deliberately or otherwise. Even a statement as mild as "Exhausted from working 12 hour days this week" may unintentionally communicate information about an upcoming deal, for example. Remember, everything you do on these sites is in the public domain, be professional, respectful, and seek to avoid damage to MarkWest's reputation and your own.

MARKWEST

MARKWEST ENERGY PARTNERS, L.P. 28

Protection and Proper Use of Company Assets It is MarkWest’s policy to comply with applicable legal requirements concerning privacy in the workplace. However, employees and contractors should be aware that they have no right of privacy as to any information or file maintained in or on MarkWest’s property including their desks, offices, or company vehicles, or transmitted or stored through MarkWest’s computer systems, voice mail, e-mail, or other technical resources, with the exception of medical information or files maintained by MarkWest’s Human Resources Department. MarkWest may override any applicable passwords for purposes of inspecting, investigating or searching an employee’s computerized files or transmissions, voice mail, e-mail, or any other media in which information is gathered, stored or transmitted, and reserves the right to inspect desks, offices and company vehicles and their contents for information or other company property or to protect MarkWest’s interests. Consistent with values expressed throughout this booklet, employees should be mindful that they represent us when using the systems we provide. All content must be professional, ethical, legal and appropriate. Impermissible, offensive or disruptive content includes, but is not limited to, anything that contains sexual implications, racial slurs, gender-specific comments, or any other comment that offensively addresses someone’s age, sexual orientation, religious or political beliefs, national origin, or disability. Display or transmission of such matter is strictly prohibited. 29 Maintain Complete and Accurate Accounting Records MarkWest’s financial books, records, and accounts shall be maintained in accordance with generally accepted accounting principles and/or statutory accounting practices and shall reflect all financial transactions accurately, fairly, and in reasonable detail. The accounting and auditing functions are integral components, which help ensure that MarkWest’s financial books, records and accounts are accurate. Employees, officers and directors are responsible for ensuring that there is an auditable record of financial transactions under their control.

MarkWest has established policies and procedures to help ensure proper accounting of financial transactions. All information recorded or reported on behalf of MarkWest, whether for MarkWest’s purposes or for use by third parties, must be done honestly and accurately. Falsifying records, deviating from MarkWest’s policies and procedures or the reporting of false or misleading financial information is prohibited. Employees, officers and directors are responsible for safeguarding assets under their control from loss or unauthorized use and should adhere to the following rules: No funds or accounts shall be established or maintained for purposes that are not fully and accurately described on MarkWest’s books and records. No employee shall establish or keep any unrecorded funds. Receipts and disbursements shall be fully and accurately described on the books and records of MarkWest. No employee, officer or director shall request or approve any payment that is to be used for a purpose, which is not reflected in the documents supporting the payment. Payments shall be made upon appropriate approval only for services rendered or products delivered as required by MarkWest in the conduct of its business. No invoices believed to be false or fictitious may be paid. All employees shall provide the Audit Committee of our Board, the internal audit staff, the accounting department and MarkWest’s independent public accountants with all pertinent information that they request. 30 Protection and Proper Use of Company Assets

31 We will retain all books, records and statements in accordance with our record retention policies and all applicable laws and regulations. From time to time we are involved in legal proceedings that may require us to make some of our records available to third parties. Our legal counsel will assist us in releasing appropriate information to third parties and provide you (or your supervisor) with specific instructions. It is a crime to alter, destroy, falsify, modify or conceal documentation or other objects that are relevant to litigation or a government investigation. The law applies equally to all of our records, including not only formal reports but all less formal data such as E-mail, expense reports and internal memos. If you are informed that information in your possession is the subject of litigation or a government investigation, or if you have other reason to believe that such information may be involved in a judicial proceeding, no matter whether you think it is relevant or not, you are prohibited from making any effort to alter, destroy, modify or conceal that information. Your supervisor and our legal counsel will be able to help you with any questions. Protection and Proper Use of Company Assets Corporate policies are published by the Human Resources Department and are issued by individual departments as well. Many of the corporate policies are set forth in the MarkWest Intranet, under Resources, then Policies and others are referenced in the Employee Handbook. All employees are expected to comply with all applicable corporate policies. Record Retention Comply with Corporate Policies

32 YOUR ULTIMATE DUTY TO MARKWEST You should always adhere to the Code, as well as the law and MarkWest’s policies, even if directed to do otherwise by your manager or some other person of authority. If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code.

33 Our senior financial officers, including our chief financial officer and controller, hold a special relationship of trust as stewards of our financial statements. Like all of our other employees, our senior financial officers are expected to familiarize themselves with all sections of this Code. Nevertheless, they have special responsibility for our financial reporting and public disclosure. Accordingly, they should pay particular attention to the sections of this Code titled “Disclosure Policy”, “Conflicts of Interest”, “Maintain complete and Accurate Accounting Records”, “Record Retention”, and “Reporting Concerns about Accounting, Auditing and Financial Matters”, as well as our more detailed policies concerning those matters.

34 Our general partner’s Board of Directors, including the Audit Committee thereof, will help ensure this Code is properly administered. The Board will be responsible for the annual review of the compliance procedures in place to implement this Code and will recommend clarifications or necessary changes to this Code to the full Board for approval, including changes to ensure the Code meets the SEC’s standards. The Board will disclose in each annual report filed with the SEC that it has adopted this Code and disclose whether or not the Code meets the SEC standards. In addition, the Code will be made publicly available. Any waiver of this Code for executive officers or members of the Board may be made only by the Board or a Board committee and will be promptly disclosed as required by law or regulation of the SEC or the national securities exchange or automated quotation system on which our securities are listed or quoted. All officers and managers are responsible for reviewing this Code with their employees and ensuring they have signed the attached certification. Officers and managers are also responsible for the diligent review of practices and procedures in place to help ensure compliance with this Code. THIS CODE IS NOT AN EXPRESS OR IMPLIED CONTRACT OF EMPLOYMENT AND DOES NOT CREATE ANY CONTRACTUAL RIGHTS OF ANY KIND BETWEEN MARKWEST AND ITS EMPLOYEES. IN ADDITION, ALL EMPLOYEES SHOULD UNDERSTAND THAT THE CODE DOES NOT MODIFY THEIR EMPLOYMENT RELATIONSHIP, WHETHER AT WILL OR GOVERNED BY CONTRACT. MarkWest reserves the rights to amend, alter, or terminate this Code or the policies underlying it at any time for any reason. Board of Directors Officers and Managers

 I hereby acknowledge that I have read the MarkWest Energy Partners Code of Conduct and Ethics, have become familiar with its contents and will comply with its terms. __________________________ Name (please print) __________________________ Signature __________________________ Date 35